Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Restricted Stock Unit Award Agreement (Inducement Award), Non-Qualified Stock Option Agreement (Inducement Award), and Performance-Based Restricted Stock Unit Award Agreement (Inducement Award) of Aura Biosciences, Inc. of our report dated March 30, 2026, with respect to the consolidated financial statements of Aura Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 19, 2026